Exhibit 10.2.(1)(b)
FIRST AMENDMENT
TO THE
BELO SAVINGS PLAN
(As Amended and Restated Effective January 1, 2008)
     Belo Corp., a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo Savings Plan (the “Plan”), effective as of January 1, 2008.
     1. The second sentence of Section 4.1(c) of the Plan (“A. H. Belo Stock Fund”) is amended in its entirety to read as follows:
The Company intends that, in light of the historical relationship between the Company and A. H. Belo Corporation, the A. H. Belo Stock Fund will be a permanent fund, frozen to new investment as of the Distribution Date, notwithstanding any other applicable fiduciary standard relating to (i) the diversification of Trust Fund assets, (ii) the speculative character of Trust Fund investments, (iii) the lack or inadequacy of income provided by Trust Fund assets, or (iv) the fluctuation in the fair market value of Trust Fund assets, unless the Investment Committee determines, using an abuse of discretion standard, that there is a serious question concerning the short-term viability of A. H. Belo Corporation as a going concern.
     2. Section 6.2 of the Plan is amended in its entirety to read as follows:
     Forfeiture of Nonvested Amounts. If a Participant terminates employment and receives a distribution of his entire vested interest in the Plan, the Participant’s nonvested interest will be forfeited immediately. If the Participant again becomes an Employee before incurring five or more consecutive One Year Breaks in Service, the forfeited amounts will be reinstated to his Account, unadjusted for earnings or losses since the date of forfeiture. If the Participant becomes an Employee after incurring five or more consecutive One Year Breaks in Service, the forfeited amounts will not be reinstated. If, however, a Participant terminates employment and does not receive a distribution of his entire vested interest in the Plan, the Participant’s nonvested interest will be forfeited when the Participant incurs five consecutive One Year Breaks in Service.
     3. The third sentence of Section 7.1(b) of the Plan (“Form of Distributions”) is amended in its entirety to read as follows:
The cash value of the whole and fractional shares of Company Stock and A. H. Belo Corporation common stock allocated to a Participant’s Account will be distributed to the Participant in cash unless the Participant elects to receive distribution of the whole shares allocated to his Account in the form of shares.

     Executed at Dallas, Texas, this 24th day of July, 2008.

BELO CORP.
By	/s/ Marian Spitzberg
Marian Spitzberg
Senior Vice President/Human Resources

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